Exhibit 1.01

PAR Technology Corporation

Conflict Minerals Report

For the Reporting Period January 1, 2020 through December 31, 2020

This Report has been prepared pursuant to Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, as amended (the “Rules”), for the reporting period of January 1, 2020 through December 31, 2020 (the “Reporting Period”).  The Rules impose certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The minerals covered by the Rules are columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “Conflict Minerals”), the trade in which sometimes benefits armed groups operating in the Democratic Republic of the Congo or an adjoining country, (consisting of Angola, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, and Zambia) (collectively, the “Covered Countries”).

Company Overview

PAR Technology Corporation, together with its subsidiaries (“we,” “us,” “our”), through its wholly-owned subsidiaries - ParTech, Inc. and PAR Government Systems Corporation - operates in two distinct reporting segments, Restaurant/Retail and Government.  Our Restaurant/Retail reporting segment provides point-of sale (“POS”) technology solutions, including Brink POS and Data Central cloud-based, software-as-a-service (“Saas”),  and on-premise POS PixelPoint solutions, POS hardware platforms, Driv-Thru Wireless Communication Systems, and installation, technical, and maintenance support services. Our Government segment provides intelligence, surveillance, and reconnaissance solutions (“ISR”), and mission systems support.

Products

We have determined that certain Conflict Minerals were necessary to the functionality of certain of our hardware products that were manufactured during the Reporting Period (the “Covered Products”). In addition to assembling our Covered Products, we also contract with third parties to manufacture our Covered Products, which are: POS terminals, Drive-Thru Wireless Communication Systems, printed circuit board assemblies, video controllers, docking stations, and associated components.

Conflict Minerals Supply Chain

There are multiple tiers between us, our suppliers (including contract manufacturers), and the source(s) of any Conflict Minerals contained in our Covered Products. Because we do not purchase Conflict Minerals directly from mines, smelters or refiners, we rely on our suppliers to report on their direct suppliers and provide information regarding the origin of any Conflict Minerals that may be contained in our Covered Products.

Reasonable Country of Origin Inquiry (“RCOI”)

Our Covered Products are complex and contain many materials, parts, and components procured from over 70 global suppliers. We do not directly source raw ore or unrefined Conflict Minerals, but we recognize that they may exist in the materials and components that we purchase and that are necessary to the functionality or production of the products we manufacture (either directly or by third-party contract manufacturers).

We conducted a good faith RCOI for the Conflict Minerals included in our Covered Products, and designed our RCOI to determine whether any of the Conflict Minerals contained in the Covered Products originated in the Covered Countries and/or whether any of such Conflict Minerals came from recycled or scrap sources.  We conducted this RCOI by requesting that our suppliers submit information identifying whether the products, materials or components supplied to us contained Conflict Minerals from a Covered Country. We asked that our suppliers provide their responses on the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”). The CMRT is a free, standardized reporting template developed by the RMI that facilitates the transfer of information through the supply chain regarding mineral country of origin and smelters and refiners being utilized.

We reviewed all of the CMRT questionnaires received from our suppliers, and, based on those results, had reason to believe that certain of the Conflict Minerals used by certain of the suppliers may have originated from a Covered Country. Accordingly, we conducted due diligence in respect of those suppliers who indicated that they may have sourced Conflict Minerals from a Covered Country.

Due Diligence Process

For 2020, our RCOI efforts for conflict minerals included conducting a supply chain survey of our direct suppliers (referred to as “surveyed suppliers”) using the CMRT. A cross-functional team consisting of members of our engineering, purchasing, and legal departments reviewed our product offerings to determine which surveyed suppliers provide us with products that may contain Conflict Minerals. We used the CMRT as a tool for obtaining information from our suppliers and surveyed suppliers to identify and assess risks in our supply chain. Where information was incomplete, we followed up with our suppliers in an effort to obtain sourcing information. We do not have direct contractual relationships with smelters and refiners; instead, we rely on our suppliers to gather and provide specific information regarding smelters.

We received a CMRT from 94% of our surveyed suppliers in response to our supply chain survey request. Of those responding, all but three surveyed suppliers indicated that their products did not contain Conflict Minerals, or that the Conflict Minerals contained in their products either: were not sourced from the Covered Countries; came from 100% recycled or scrap sources; or were sourced from a Conforming Smelter. Specifically, seven of our surveyed suppliers provided responses indicating that the Conflict Minerals used in their products may have been sourced from a Covered Country, but from a smelter or refiner listed as “conformant” by the Responsible Minerals Initiative (each, a “Conforming Smelter”), which is an initiative founded by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative, which provides a standardized method for companies to collect information from their suppliers regarding the presence, use, source and chain of custody of Conflict Minerals (all Conformant Smelters are identified at http://www.responsiblemineralsinitiative.org/conformant-smelter-refiner-lists/). Three suppliers indicated that they had not yet fully verified that all of the Conflict Minerals were not sourced from Covered Countries or came from 100% recycled or scrap sources.  As of the date of this filing, the Company has not received any declaration from any Materials Supplier where it was disclosed that the products supplied to the Company are “not DRC Conflict Free.”

Since we do not have a direct relationship with any smelters or refiners, we did not include an independent private sector audit of our Conflict Minerals Report within our diligence measures, and we not perform or direct audits of entities within our supply chain.

We encountered the following challenges in obtaining and analyzing the responses we received on the CMRT:

•	We are dependent on information received from our suppliers and their suppliers to conduct our due diligence;
•	The information that our suppliers provided to us was not always complete;
•	Our suppliers have a varied supplier base with differing levels of resources and sophistication, and many of their suppliers are not themselves subject to the Rules;

•
Many of our suppliers provided responses on a company wide basis rather than on the basis of the products supplied to us and, as a result, we are unable to determine which, if any, of the smelters and countries of origin listed in their responses were the actual source of the Conflict Minerals contained in our Covered Products; and

•
As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our surveyed suppliers. and those surveyed suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals.

Future Due Diligence and Risk Mitigation

Our due diligence efforts included and will continue to include (i) application of our Conflict Mineral policy to our suppliers; (ii) identifying Covered Products, (iii) communicating with our suppliers to maintain accurate records of requests for information and the corresponding responses and (iv) reviewing the responses of our suppliers and following up on incomplete or insufficient information.  As part of our ongoing commitment to meet our obligations under the reporting requirements of the Rules, in 2021, we intend to: (i) work with suppliers who provide incomplete or insufficient information in an effort to obtain complete and accurate information; (ii) work with all of our suppliers to have them provide product-specific information and responses that identify materials down to the smelter and countries of origin of the Conflict Minerals; and (iii) engage in education and training of employees who are involved in the selection of suppliers.   In general, we plan to enhance our due diligence process within the supply chain with the goal of mitigating the risk that the Conflict Minerals used in our Covered Products are from Covered Countries or could benefit armed groups in Covered Countries.  We intend to meaningfully engage with our suppliers to acquire accurate and complete information about our supply chain.  Our goal is to implement policies that ensure responsible sourcing of material and require our existing and future suppliers to avoid sourcing Conflict Minerals from the Covered Countries.

Forward-Looking Statements

This Conflict Minerals Report (the “Report”) contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact contained in this Report are forward-looking statements, including without limitation, our ability to improve our due diligence processes and engage more productively with our current contract manufacturers as well as any future contract manufacturers. Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “belief,” “continue,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “should,” “will,” “would,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed in, or implied by, the forward-looking statements. Factors that could cause or contribute to such differences may include, but are not limited to, those discussed in our Annual Report on Form 10-K as filed on March 16, 2021 and subsequent reports filed with the SEC, as well as other documents that may be filed by us from time to time with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.